Exhibit 99.2

AIM ImmunoTech Issues Stockholder Update on the Potential Role of Ampligen for Use Against the Wuhan Coronavirus Epidemic

OCALA, Fla. – February 18, 2020 – AIM ImmunoTech (NYSE American: AIM), an immuno-pharma company focused on the research and development of therapeutics to treat immune disorders, viral diseases and multiple types of cancers, today provided its stockholders with an update on its efforts to develop Ampligen as a protective therapeutic and a vaccine in the new coronavirus epidemic. Ampligen, the company’s flagship drug, has a commercial approval in Argentina, early-access therapeutic approval in the Netherlands, and is in numerous FDA-authorized clinical trials in the United States. This letter provides a detailed scientific basis for why the company is moving forward in the important and volatile Wuhan coronavirus space. The text of the letter is set forth below and also is available on the company’s website.

Dear Valued Stockholder:

As you know, our primary focus over the past two years has been on Ampligen (rintatolimod) in immuno-oncology. That remains our top priority. Nevertheless, mankind is faced with its third emerging highly pathogenic and deadly human coronaviral threat in less than two decades. We are referring to the lethal Wuhan Coronavirus, in which the disease is technically known as COVID-19 (Coronavirus disease-2019), in which the first cases were observed in Wuhan, China, only two months ago. Today there are more than 60,000 cases with well over 1,000 confirmed deaths. This virus thrives in hospital-like settings. In a recent study of infections contracted in hospitals, there was a 4.3% mortality rate (https://jamanetwork.com/journals/jama/fullarticle/2761044). The urgency of the situation only increases day by day, and any mutation which increases mortality would have major global consequences in a pandemic. It is for this reason that I directed the AIM ImmunoTech team to reexamine the antiviral properties of Ampligen in conjunction with the known genomic properties of the Wuhan coronavirus and its clinical syndrome, and the potential of Ampligen to serve as a protective therapeutic in such high-risk environments.

To date, we have as step one developed the ideas behind our potential Wuhan outbreak therapy and vaccine. Next, we filed provisional Ampligen patent applications related to the Wuhan coronavirus (see: https://aimimmuno.irpass.com/AIM-ImmunoTech-Files-Three-Provisional-Patent-Applications-Surrounding-AmpligenR-for-Use-Against-the-SARS-like-Wuhan-2019-Novel-Coronavirus). Now, we are moving aggressively to bring our findings to the governments of the U.S., China and Japan.

When the Wuhan coronavirus outbreak first emerged, our AIM ImmunoTech team went to work immediately. Our drug Ampligen had excellent antiviral activity against the coronavirus SARS in U.S. National Institutes of Health (NIH)-contracted animal experiments, conferring 100% protective survival.

In the Day 2009 (https://www.ncbi.nlm.nih.gov/pmc/articles/PMC2787736/) and Barnard 2006 (https://journals.sagepub.com/doi/abs/10.1177/095632020601700505) NIH studies of SARS-infected mice, Ampligen stood out as the only drug conferring a significant antiviral/survival effect. We knew, if the Wuhan virus shared key genomic and pathogenic similarities with SARS, we may have important insight into developing a potential protective early-onset therapy for this new lethal virus where currently there is no effective therapy. Again, the Wuhan coronavirus is especially virulent in hospital and institutional quarantine settings, so such prophylactic protective measures may help blunt the spread of the disease.

Rapidly, we obtained genomic RNA sequences of the new virus and compared them to the SARS virus’ RNA sequences. As you will see in the section following the synopsis of the SARS experimentation with Ampligen in animals, the RNA sequences of the SARS virus in key areas of viral replication are almost identical for the Wuhan coronavirus. Therefore, we believe it is very likely that Ampligen would have similar antiviral activity against the Wuhan coronavirus as it did against the SARS-CoV. These experimental evaluations of Ampligen as an antiviral treatment for SARS took place after the last SARS outbreak about 15 years ago. At that time, Ampligen was the only therapy which, in the NIH-contracted animal experiment, conferred significant efficacy, up to 100% survival as compared to 100% mortality in the SARS infected control group. In these two studies (Barnard 2006 and Day 2009), SARS mouse models were evaluated and the Ampligen dose utilized in these studies yielded antiviral and survival effects, i.e. reduction of SARS virus lung titers below the level of detection (Barnard 2006) and increased survival (Day 2009). Importantly, these effects were obtained at clinically achievable/tolerated human dosage levels. Ampligen was the only drug active at clinically achievable serum/dosage levels (Strayer 2014 http://www.eurekaselect.com/123324/article). Barnard (2006) studied the ability of Ampligen and rIFN-αB/D to inhibit SARS virus (Urbani Strain) titers in the lungs of BALB/c mice. Complete inhibition to below detectable levels was seen with Ampligen at 10 mg/kg which is equivalent to 700 mg in an average weight human (70 kg) and has also been shown to be a generally well-tolerated dosage level (Thompson 1996 https://www.ncbi.nlm.nih.gov/pubmed/8874076). The rIFN-α B/D inhibited virus titers to below detectable level, but required a dose of 100,000 IU in mice, which is equivalent to an extremely high human dose of 500 x 106 IU, and furthermore is not clinically available. Day (2009) studied a new mouse-adapted strain of SARS-CoV as a lethal model. Only Ampligen at a dosage of 10 mg/kg/day obtained a 100% survival rate.

In summary, only Ampligen showed any significant response when evaluating protection and survival (Day 2009, Barnard 2006 and Strayer 2014). The above SARS-related experiments indicate that, unlike other drugs, Ampligen has a significant positive prophylactic early-onset therapeutic effect. Further, Ampligen has demonstrated significant synergy when combined with otherwise marginally effective antivirals to enhance antiviral therapy programs in other viruses. While there is currently no therapy for the Wuhan coronavirus, if a future traditional-based antiviral therapy is developed for this coronavirus, we believe that the combination of traditional antiviral therapies and Ampligen may produce a synergistic effect similar to what we have seen with Ampligen in other viruses that serves to improve performance, because Ampligen’s immunological mechanism of action is both different and complementary to the typical antiviral. (See: “Ampligen as an Antiviral,” slides 46-50, at https://aimimmuno.com/events-presentations/).

We believe the significant similarity of the Wuhan coronavirus to SARS suggests Ampligen has a high probability of a similar potential efficacy against the Wuhan coronavirus. Our analysis comparing key transcription regulatory sequences of SARS to the Wuhan coronavirus wherein we analyzed the similarity between SARS-CoV and the Wuhan coronavirus found significant and compelling similarities. Our results are listed in Table 1 and discussed below. These similarities among the analyzed sequences suggest possible extension of the antiviral effects of Ampligen seen in SARS experiments to that of Wuhan coronavirus. We provide this extra detail for those of you who are interested in a deeper analysis — however, the short story is that we have a remarkable 99% similarity in these key areas.

Coronavirus replication uses a unique transcription mechanism for the creation of nested sets of mRNAs. Selection of the correct reading frame for each mRNA is provided by transcription-regulating sequences (TRSs). Our comparison of the TRS (transcription regulatory sequences) of the first five open-reading frames (ORF) of SARS-CoV identified by Mara (2003) (https://science.sciencemag.org/content/300/5624/1399.long) to the Wuhan coronavirus responsible for COVID-19 is shown below in Table 1.

Table 1. TRS sequence comparison of two Highly Pathogenic Human Coronaviruses (HPHuCoV)

HPHuCoV	Base	ORF*	TRS Sequence**

SARS	60	Leader	UCUCUAAACGAACUUUAAAAUCUGUG

Wuhan	63		UCUCUAAACGAACUUUAAAAUCUGUG

SARS	21,479	S (spike)	CAACUAAACGAAC

Wuhan	21,549		CAACUAAACGAAC

SARS	25,252	ORF3	CACAUAAACGAACUU

Wuhan-	25,378		CACAUAAACGAACUU

SARS	26,104	Envelope	UGAGUACGAACUU

Wuhan	26,232		UGAGUACGAACUU

SARS	26,341	M	GGUCUAAACGAACUAACU

Wuhan	26,466		GGUCUAAACGAACUAAAU

*Open Reading Frame (i.e.-encodes for a protein)

**Marra, et al. https://science.sciencemag.org/content/300/5624/1399.long

We see that the TRS for the first five ORFs for the SARS-CoV (Tor2) compared to the Wuhan-CoV virus recently isolated from a patient with a SARS-like illness in China is identical with the exception of a single nucleotide (C/A) for the Membrane (M) coronavirus protein. Thus, four of the five TRS sequences (Leader, S (spike), ORF3, and Envelope) are identical for the SARS-CoV compared to the Wuhan-CoV isolate. The M protein has a single nucleotide change: the A in the SARS-CoV is changed to a C in the Wuhan-CoV. Thus, the TRS sequences of these two coronaviruses are almost identical with 84/85 nucleotides the same (99% homology).

An important pathogenic feature of SARS-CoV disease and COVID-19 is that they both utilize the same ACE2 receptor to bind to and infect a human cell. This ACE2 receptor similarity, along with the similarity of the analyzed key regulatory viral genomic sequences show, with reasonable probability, that the functional effects of Ampligen in these SARS experiments will likely extend to the Wuhan coronavirus. This is important because no effective protective therapy currently exists for a disease that is demonstrating high levels of nosocomial transmissibility — which means you easily catch it in hospital-like settings. This virus thrives in hospital-like settings. That means health care workers and exposed persons desperately need an effective protective early-onset therapeutic.

In addition to Ampligen as an antiviral, we have developed a vaccine concept, which would utilize an inactivated Wuhan/coronavirus vaccine plus Ampligen to create a vaccine that would likely immunize against the specific viral targets and would also confer cross-protection against mutations of the coronavirus and other similar coronaviruses, potentially creating, in effect, a potential universal coronavirus vaccine.

Influenza presents a meaningful analogy. The AIM-sponsored clinical results in humans seen in the Overton (2014) paper and the Ichinohe/Hasegawa (2007 and 2010) experimental results in mice and monkeys as stated in the papers show how, in influenza, Ampligen as a double-stranded RNA (dsRNA) and a generally well-tolerated selective toll-like receptor 3 (TLR3) agonist with induction of innate and adaptive immune responses has a powerful immunological impact on a vaccine’s activity in mice, non-human primates and humans showing evidence of epitope spreading and cross-protection/cross-reactivity. TLR3 is expressed in high concentrations on human airway epithelial cells and serves as a recognition system initiating innate and subsequent adaptive immune responses for many respiratory pathogens.

The mucosal surface of the nose and respiratory tract serve as an ideal environment for Ampligen, as a TLR3 agonist, to exert its pronounced ability to enhance the innate and adaptive immune responses to respiratory pathogens such as influenza virus, adenovirus, and coronavirus. Indeed the intranasal instillation of inactivated or attenuated influenza viruses contained in seasonal influenza vaccination, when used in combination with Ampligen, has been shown to be able to induce a broad cross-reactivity antiviral IgA response to influenza viruses highly pathogenic to humans, such as various H5N1 clades (A/Indonesia/5/2000, A/HongKong/483/97, and A/Vietnam/1194/2004) in mice, non-human primates, and humans. See Overton 2014 https://www.sciencedirect.com/science/article/pii/S0264410X14010457?via%3Dihub, Ichinohe 2007 https://academic.oup.com/jid/article/196/9/1313/2191831, and Ichinohe 2010 https://onlinelibrary.wiley.com/doi/abs/10.1002/jmv.21824)

The unique ability of Ampligen to be able to enhance in humans the mucosal IgA response to both homologous and heterologous strains of influenza virus is dependent on the interaction at the mucosal environment with Ampligen and the foreign protein epitopes present in the viruses. This interaction results in epitope spreading to less responsive common antigens with the generation of secretory IgA (S-IgA) resulting in a very broad cross-reactivity against more distantly related clades and even strains of viruses not previously encountered. We believe this may be the key to a “universal” vaccine.

The use of intranasal vaccination for respiratory viral pathogens has several advantages over standard intramuscular (IM) or subcutaneous (SQ) approaches: 1) neutralizing antibodies can be generated at the point of respiratory entrance- the airway mucosa rather than systemic, 2) vaccination could be self-administered if required, and 3) there is the potential of epitope spreading. Our proposed vaccine contemplates inactivated Wuhan-CoV, a similar inactivated isolated virus from patients, or an antigen thereof, combined with Ampligen and administered intranasally (IN), with the generation of a mucosal S-IgA response and consequently having potentially a broad cross-reactivity against other coronaviruses, including SARS, MERS, and the Human Coronaviruses 229E, NL63, and OC43. We believe, similar to the influenza results we obtained in humans described in the above link to the Overton study and the Ichinohe/Hasegawa animal experiments, that this potentially universal coronavirus vaccine may demonstrate antiviral activity not only against currently identified coronaviruses, but also against newly emerging coronaviruses resident in wild animal populations with the potential to emerge in the future to infect human populations similarly to SARS, MERS, and Wuhan CoV, or mutations from existing coronaviruses.

Finally, as you know from our ability to deploy Ampligen in immuno-oncology clinical trials over the past two years, Ampligen has a well-developed safety profile for human use. Our safety profile involves approximately 100,000 generally well-tolerated intravenous (IV) doses in humans in FDA authorized clinical trials up through Phase 3. We have also completed a Phase 1 safety trial for intranasal administration of Ampligen, which would be highly advantageous to creating a universal intranasal coronavirus vaccine for humans (Overton 2014, see link above). Ampligen has been authorized for use in humans in numerous ongoing clinical trials (primarily in oncology) and in a long-term compassionate care program (ME/CFS) by the U.S. FDA. Ampligen has received full commercial approval (ME/CFS) from the Republic of Argentina. Ampligen has an early access use approval for use in pancreatic cancer from the Netherlands. Our drug Ampligen is generally well-tolerated, which makes it primed and ready for Wuhan coronavirus clinical trials in China or any other site with sufficient subjects.

This has been a major effort for our team over the past six weeks. As noted above, we have filed provisional patent applications to protect our ideas in applying Ampligen as a protective therapeutic and a vaccine in this newest coronavirus epidemic. We waited until our patent applications were filed to discuss in detail our efforts, so as to protect the rights to these ideas to the greatest extent possible. Now we begin the process of seeking government partners to develop Ampligen as both a protective therapy and a vaccine in China and other affected areas.

We believe our work here is very important and, especially when dealing with a potential pandemic, consistent with AIM’s corporate motto: “Immunology for a better future.”

All the best,

Thomas K. Equels, CEO

AIM ImmunoTech Inc.

Tel: (352) 448-7797

www.AIMimmuno.com

About AIM ImmunoTech Inc

AIM ImmunoTech Inc. is an immuno-pharma company focused on the research and development of therapeutics to treat immune disorders, viral diseases and multiple types of cancers. AIM’s flagship products include the Argentina-approved drug rintatolimod (trade names Ampligen® or Rintamod®) and the FDA-approved drug Alferon N Injection®. Based on results of published, peer-reviewed pre-clinical studies and clinical trials, AIM believes that Ampligen® may have broad-spectrum anti-viral and anti-cancer properties. Clinical trials of Ampligen® include studies of cancer patients with renal cell carcinoma, malignant melanoma, colorectal cancer, advanced recurrent ovarian cancer and triple negative metastatic breast cancer. These and other potential uses will require additional clinical trials to confirm the safety and effectiveness data necessary to support regulatory approval and additional funding. Rintatolimod is a double-stranded RNA being developed for globally important debilitating diseases and disorders of the immune system.

Cautionary Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate” and similar expressions (as well as other words or expressions referencing future events or circumstances) are intended to identify forward-looking statements. These statements involve a number of risks and uncertainties. For example, significant additional testing and trials will be required to determine whether Ampligen will be effective in the treatment of the Wuhan Coronavirus in humans and no assurance can be given that it will be the case. The press release references a number of studies. No assurance can be given that future studies will not result in findings that are different from those reported in the referenced studies. The filing of provisional patent applications provides no assurance that patents will ultimately be granted. The Company will be reaching out to numerous foreign governments and, if successful, will be working in these countries. Operating in foreign countries carries with it a number of risks, including potential difficulties in enforcing intellectual property rights. We cannot assure that our potential operations in foreign countries will not be adversely affected by these risks. Please note that certain doctors who were executives of the Company were co-authors of some of the studies referenced herein. With regard to the Company’s activities with Ampligen generally, no assurance can be given as to whether current or planned trials will be successful or yield favorable data and the trials are subject to many factors including lack of regulatory approval(s), lack of study drug, or a change in priorities at the institutions sponsoring other trials. In addition, initiation of planned clinical trials may not occur secondary to many factors including lack of regulatory approval(s) or lack of study drug. Even if these clinical trials are initiated, the Company cannot assure that the clinical studies will be successful or yield any useful data or require additional funding. Any forward-looking statements set forth herein speak only as of the date of this press release. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. The information found on our website is not incorporated by reference herein and is included for reference purposes only.

Contacts:

Crescendo Communications, LLC
Phone: 212-671-1021
Email: aim@crescendo-ir.com

AIM ImmunoTech Inc
Phone: 800-778-4042
Email: IR@aimimmuno.com